UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2015

IMPRIMIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12264 El Camino Real, Suite 350
San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4040

12264 El Camino Real, Suite 350
San Diego, CA 92130
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Effective September 1, 2015, the Board of Directors of the Company (the “Board”) appointed Anthony J. Principi to the Company’s Board of Directors, to fill a vacant seat resulting from a resolution by the Board increasing the size of the Board from five (5) to six (6).

Mr. Principi serves as CEO and president of The Principi Group, LLC, a consulting firm. From 2005 through 2010, he was the Senior Vice President of Government Relations of Pfizer, Inc. Prior to joining Pfizer, Inc., Mr. Principi served as Secretary of the U.S. Department of Veterans Affairs from 2001 through 2005. In 2005, he served as the Chairman of the Defense 2005 Base Realignment and Closure Commission. Prior to becoming Secretary of the U.S. Department of Veterans Affairs, Mr. Principi was President of QTC Medical Services Inc. from 1999 through 2001 and Senior Vice President of Lockheed Martin IMS from 1995 through 1996. Prior to joining Lockheed Martin IMS, Mr. Principi was Chief Counsel and Staff Director of the U.S. Senate Armed Services Committee from 1993 through 1994, and was Chief Counsel and Staff Director of the U.S. Senate Committee on Veterans’ Affairs from 1984 through 1988. Mr. Principi serves as a director and member of the corporate governance and compensation and evaluation committees of Mutual of Omaha. He is also a member of the board of directors of Engility Holdings, Inc., GetWellNetwork®, Inc. and Cleveland BioLabs, Inc. Mr. Principi served as Executive Chairman of QTC Management, and was a Director of Perot Systems Corporation. Mr. Principi received a Bachelor of Science from the U.S. Naval Academy and a Juris Doctor from Seton Hall University School of Law.

The Board has determined that Mr. Principi is independent under the listings standards of the NASDAQ Capital Market. The Board has also decided that Mr. Principi will be appointed to appropriate committees of the Board after the Board and Mr. Principi discuss which committee appointments would be in the best interests of the Board and the Company’s stockholders.

In connection with his appointment as a director, Mr. Principi will receive (i) a restricted stock unit award under the Company’s 2007 Incentive Stock and Awards Plan to acquire 4,573 restricted stock units, with an aggregate value of approximately Thirty-Four Thousand Nine-Hundred and Thirty-Two Dollars ($34,932), to vest in equal quarterly installments over a one-year period subject to Mr. Principi’s continuous service, but with the issuance and delivery of the shares subject to the restricted stock unit deferred until Mr. Principi resigns or otherwise terminates his service as a director, and (ii) cash compensation for his service as a director pursuant to the Company’s established board compensation program for non-employee directors in effect since January 1, 2014, which generally consists of a cash retainer fee of $40,000 per year and is described in more detail in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on May 10, 2015. There are no arrangements between Mr. Principi and any other person pursuant to which he was elected to serve as a director, nor are there any transactions in which the Company is a participant in which he has a material interest.

Also in connection with his appointment as a director, the Company has entered into an indemnification agreement with Mr. Principi that follows the Company’s standard form of indemnification agreement for its directors and officers. In general, the form of indemnification agreement requires the Company to, among other things, indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the director or officer in connection with any action, suit or proceeding arising out of the director’s or officer’s status or service as such, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the director or officer in connection with any proceeding with respect to which the director or officer may be entitled to indemnification by the Company. The above description is intended to be a summary and is qualified in its entirety by the full text of the form of indemnification agreement, which is filed as Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 21, 2007 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRIMIS PHARMACEUTICALS, INC.

Dated: September 2, 2015	By:	/s/ Andrew R. Boll
	Name:	Andrew R. Boll
	Title:	Chief Financial Officer